Exhibit 99.1

For Immediate Release

Western Goldfields Announces
Production Ahead of Schedule by Three Months

✓      Full production pulled forward to January 2008
✓      Prestrip mining commenced June 2007

Toronto, Canada, June 18, 2007 - Western Goldfields, Inc. (TSX:WGI, OTC BB:WGDF.OB) today announced that it has pulled forward gold production at its Mesquite Mine to January 2008, three months ahead of schedule.  Estimated average annual production is 160,000 - 170,000 ounces of gold for the period 2008 - 2015.  In addition, the Company announced that its prestrip mining commenced in June 2007.  All currency amounts are in U.S. dollars.

“This acceleration of production is very exciting news for our shareholders,” said Randall Oliphant, Chairman.  “This marks an important step in the transformation of Western Goldfields from a developer to a producer - only 22 months after our management team joined the Company.  The completion of our financing and entering into the forward sales program, announced on June 14th, allows us to move forward rapidly with mining and construction.  We expect to realize cash flow from operations much sooner, with a full year of gold production in 2008, which should translate into enhanced shareholder value.”

Three of fourteen Terex 205-ton haul trucks have arrived at the Mesquite Mine site, along with two O&K RH 340, 45 cubic yard hydraulic shovels.  The shovels are fully commissioned and one is currently operating.  All other critical mining equipment has been assembled and commissioned. These steps will allow the Mesquite Mine to ramp up production quickly as additional haul trucks are delivered, commissioned and put into service.

Under this new production schedule, estimated average cost of sales has increased from $335 per ounce to $350 per ounce for the first eight years of the mine plan.  This increase is due to the operating costs associated with the purchase of one additional truck, the escalating cost of employment insurance in California, and enhanced employee benefits.

Initial capital costs are estimated at $108.6 million, unchanged from previously announced estimates.  The mine life was lengthened to 12 years from an initial 9-1/2 years due to the increase in gold reserves.  As a result, life-of-mine capital costs have increased marginally from $112.5 million to $114.9 million, due to increased estimates for fleet rebuild costs over the extended life of the mine.

Western Goldfields, Inc. is listed on the Toronto Stock Exchange and trades under the symbol WGI, and is quoted on the OTCBB under the symbol WGDF.OB.  The Company currently has 113,631,153 common shares issued and outstanding and 143,106,483 shares of common stock on a fully diluted basis.  For further details, please visit www.westerngoldfields.com.

Forward-Looking Information

Certain statements contained in this news release and subsequent oral statements made by and on behalf of the Company may contain forward-looking information within the meaning of the United States Private Securities Litigation Reform Act of 1995 and similar Canadian legislation.  Such forward-looking statements are identified by words such as “intends”, “anticipates”, “believes”, “expects”, and “hopes” and include, without limitation, statements regarding the Company’s plan of business operations, timing and costs to recommence commercial production, economic viability of the Mesquite Mine, financing options, including entering into a debt financing arrangement, and the consequences thereof, potential contractual arrangements, receipt of working capital, anticipated revenues, exercise of outstanding warrants, and capital and operating expenditures.  There can be no assurance that such statements will prove to be accurate; actual results and future events could differ materially from such statements.  Factors that could cause actual results to differ materially include, among others, those set forth in the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2006 filed with the U.S. Securities and Exchange Commission, under the caption, “Risk Factors”.  Most of these factors are outside the control of the Company.  Investors are cautioned not to put undue reliance on forward-looking statements.  Except as otherwise required by applicable securities statutes or regulation, the Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

For further details, please visit www.westerngoldfields.com, or contact:
Raymond Threlkeld
President and Chief Executive Officer
(416)-324-6005
rthrelkeld@westerngoldfields.com

Brian Penny
Chief Financial Officer
(416)-324-6002
bpenny@westerngoldfields.com

Julie Taylor Pantziris
Director, Regulatory Affairs and Investor Relations
(416)-324-6015
jtaylor@westerngoldfields.com